                                                                  Exhibit p(13)

                          TIFF ADVISORY SERVICES, INC.
                         TIFF INVESTMENT PROGRAM, INC.

                                 CODE OF ETHICS

                                   June 2004
                             Revised March 7, 2006

I. INTRODUCTION (Applies to All Covered Persons)

PURPOSE OF THE CODE. This Code of Ethics ("Code") sets forth the policies and procedures of TIFF Advisory Services, Inc. ("TAS"), an SEC-registered investment adviser, and TIFF Investment Program, Inc. ("TIP") a registered investment company, regarding business ethics and the use of non-public information by Covered Persons and personal trading in securities by Access Persons as these terms are defined below. The policies and procedures in this Code are mandatory. They are designed to ensure that Covered Persons comply with applicable federal securities laws. This Code has been adopted by TAS under Section 204A of the Investment Advisers Act of 1940 and by TIP under Rule 17j-1 of the Investment Company Act of 1940 ("1940 Act").

APPLICABILITY OF THE CODE. The Code is applicable to directors, officers, and employees of TAS, directors and officers of TIP, and certain employees of Vastardis Fund Services LLC and Vastardis Compliance Services LLC (collectively "VCS") as well as Investors Bank & Trust Company ("IBT"), all of whom (other than the TIP Independent Directors) are referred to as "Covered Persons." Some provisions of the Code apply generally to all Covered Persons, while others apply only to those Covered Persons who are also Access Persons. All TAS directors are both Access Persons and Covered Persons and are, therefore, subject to all provisions of the Code except for Section VI. The TIP Independent Directors are subject ONLY to the requirements listed in Section VI of the Code. Others should consult the definitions of "Access Persons" and "Covered Person" to determine the provisions of the Code that apply to them.

Each Covered Person must recognize that the interests of Members and other TAS clients, such as participants in the TIFF Keystone Program, take precedence and that he or she must avoid any abuse of his or her positions of trust and responsibility. Each Covered Person is expected to accept the obligations that apply to fiduciaries, to place the interests of TAS' Members and clients ahead of his or her own and to be aware of and avoid any situation that may give rise to any actual, perceived or potential conflict of interest with a Member's interests. Covered Persons are required to comply with all Federal Securities Laws.

FAILURE TO COMPLY WITH THE CODE. Each Covered Person shall be provided a copy of the Code and all amendments and each Covered Person is required to read and understand these policies and procedures and sign the certification attached as Exhibit A. Failure to comply with these policies and procedures may result in disciplinary action by TAS or TIP, up to and including dismissal, as well as civil and criminal liability, including legal prohibition against further employment in the securities industry.

QUESTIONS ABOUT THE CODE. All questions about the interpretation or application of the Code relating to TAS or the TIFF Investment Vehicles, excluding TIP, should be addressed to the TAS CCO or her designee. All questions about this Code relating to TIP shall be directed to the TIP CCO or his designee. All Covered Persons are encouraged to seek guidance from the CCOs with respect to any action or transaction that a Covered Person believes may be subject to one or more provisions of this Code and to refrain from any action or transaction that might lead to the appearance of a violation of this Code.

II. DEFINITIONS

ACCESS PERSON means any officer, director, or employee of TAS,(1) or any other person who provides advice on behalf of TAS and who is subject to the supervision and control of TAS, who:

-------------
(1) Regardless of a person's particular title, the terms "officer," "director," or "employee" include any person who occupies a similar status or who performs similar functions within the organization.


(i) has access to nonpublic information regarding any purchase or sale of securities for the account of, or nonpublic information regarding the portfolio holdings of, any TIFF Investment Vehicle, or

(ii) is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

All TAS directors and TAS and TIP officers are Access Persons.

BENEFICIAL OWNERSHIP means ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee. Beneficial Ownership includes accounts of a spouse, minor child, a relative sharing the same house, and any account over which the person has discretionary authority (e.g., trustee, executor, power of attorney, etc.).

Securities owned or acquired by an institution that employs a TAS director are not deemed to be beneficially owned by that director.

CCO means the Chief Compliance Officer of TAS or TIP, as relevant.

COVERED IBT/VCS EMPLOYEE means any employee or officer of VCS or IBT who, as part of his or her regular duties for TAS or the TIFF Investment Vehicles:

(i) is involved in the selection of portfolio securities,

(ii) has access to material, non-public information regarding future purchases or sales of portfolio securities for the TIFF Investment Vehicles, or

(iii) makes any recommendation regarding the purchase or sale of securities for the TIFF Investment Vehicles.

Notwithstanding the foregoing, if someone who otherwise meets the definition of Covered IBT/VCS Employee is (i) not an officer of TIP and (ii) subject to the IBT or VCS Codes of Ethics, which Codes are approved by the TIP board, that person is not treated as a Covered IBT/VCS Employee under this Code.

COVERED PERSON means any:

(i) Covered IBT/VCS Employee (as defined above),

(ii) Officer, director, or employee of TAS, or

(iii) Officer or director of TIP, other than a TIP Independent Director.

INITIAL PUBLIC OFFERING (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which immediately before the registration was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

LIMITED OFFERING means a private offering of securities that is exempt from registration under section 4(2) or section 4(6) of the Securities Act of 1933 or under Rule 504, 505, or 506 (Regulation D) under that statute.

Limited Offering includes any offering of interests in a private investment fund or a private equity fund, including the TIFF Investment Vehicles (other than TIP).

MEMBER means an investor in a TIFF Investment Vehicle.

MONEY MANAGER means an investment management firm other than TAS which makes and implements investment decisions for one or more of the TIFF Investment Vehicles.

REPORTABLE SECURITY means, for purposes of the reporting requirements of
Section V of the Code, any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, except that it does NOT include:

    1. Direct obligations of the Government of the United States;

    2. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

    3. Shares issued by money market funds;

    4. Shares issued by registered open-end funds; provided that such funds are NOT advised by TAS or such funds are not exchange-traded funds whether organized as an unit investment trust or an open-end fund; or

    5. Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by TAS.

TIFF INVESTMENT VEHICLES means the collective investment vehicles for which TAS serves as investment adviser.

TIFF Investment Vehicles include TIP and the non-registered collective investment vehicles managed by TAS.

TIP means the TIFF Investment Program, Inc.

TIP INDEPENDENT DIRECTOR means a director of TIP who is not an "interested person" as defined in Section 2(a)(19) of the 1940 Act.


III. PREVENTION OF MISUSE OF MATERIAL NON-PUBLIC INFORMATION AND TREATMENT OF CONFIDENTIAL INFORMATION (Applies to all Covered Persons)

STATEMENT OF POLICY. TAS prohibits any Covered Person from trading, either personally or on behalf of others, including client accounts, while in possession of material nonpublic information in violation of the law. This conduct is commonly referred to as insider trading. Covered Persons that gain access to any material non-public information shall not make impermissible use of such information for any direct or indirect personal benefit. This restriction applies regardless of the source of such information and includes trading securities on the basis of such material, non-public information or advising others to trade on such basis.

PRECLEARANCE OF SECURITIES TRADES REQUIRED. Generally, it is illegal to trade in securities while in possession of material nonpublic information that might affect the value of those securities or to transmit that information to others who trade in those securities. Because the law of insider trading involves a number of complex legal interpretations, TIP and TAS require every Covered Person to confer with the appropriate CCO and to obtain clearance from that CCO BEFORE entering into any securities transaction involving material nonpublic information. The applicable CCO will determine whether proceeding with the proposed transaction would involve substantial risks that the transactions would violate the law. Every Covered Person must follow the procedures described below or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties, including jail sentences.

IDENTIFYING INSIDE INFORMATION

Before any Covered Person trades for themselves or others, including accounts managed by TAS, in the securities of a company about which the covered person may have material nonpublic, or "inside information," that covered person should ask following questions:

i. Is the information material? That is, is it information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by, for example, being published in Reuters, Bloomberg, The Wall Street Journal, or other publications of general circulation?

CONSULTING THE CCO

If, after consideration of the above, the Covered Person believes that the information is material and nonpublic, or if the covered person has questions as to whether the information is material and nonpublic, that covered person should :

     i. Consult with the applicable CCO to determine if the information is material and nonpublic

If, after consulting with the applicable CCO, it is determined that the information is material and nonpublic, the Covered Person shall:

    ii. Not purchase or sell the securities on behalf of themselves or others, including the TIFF Investment Vehicles.

   iii. Not communicate the information inside or outside TAS, other than to the applicable CCO.

PROTECTION OF CONFIDENTIAL INFORMATION. In addition to the restrictions set forth above regarding the use of material non-public information, Covered Persons are expected to conduct business in a manner that protects confidential information relating to TAS, the TIFF Investment Vehicles, and Members, and any other TAS clients. In order to protect any confidential information from being publicly disseminated, the following guidelines should be followed:

o Do not disclose confidential information to any outsider (including relatives).

o Avoid making even casual remarks that might disclose information of a confidential nature or allow the appearance of such disclosure. This applies not only during work and in public places but also at home and in all outside social contacts.

o Avoid discussing confidential matters in public places where outsiders may be present or where unauthorized personnel could obtain confidential information that they should not have (e.g., restaurants, building lobbies, theatres, elevators, sports arenas, etc.).

o Avoid unnecessary copying of confidential documents.

o Avoid displaying documents containing confidential information in public places (for example, working from a laptop computer on an airplane or in an airport).

o Avoid leaving documents containing confidential information in conference rooms, on desks, or in other locations where they may be seen by outsiders or otherwise unauthorized persons.

All reports of securities transactions and any other information filed pursuant to the Code of Ethics will be treated as confidential information to the extent permitted by law.

IV. BUSINESS ETHICS AND CONFLICTS OF INTEREST (Applies to all Covered Persons)

These policies are intended to ensure that the interests of Members and clients take priority over the Covered Person's own interests or benefits.

Covered persons should avoid any conflict of interest, the potential for conflict, or even the appearance of such conflict. Decisions about the best interests of Members and clients should not be compromised or appear to be compromised by one's investments or other interests outside the scope of one's employment. Questions of proper business ethics and conflicts of interest are often difficult to determine and resolve. If there is any uncertainty about a given situation, please consult the TAS or TIP CCO, as appropriate, before acting.

PROCEDURES REGARDING OUTSIDE ACTIVITIES

o Outside activities should not impair one's working efficiency or responsibilities.

o Advance approval is required before a Covered Person is permitted to accept a position as a director, officer, or advisor to another company or organization. TAS outside directors, Covered IBT/VCS Employees, or employees of IBT or VCS who also serve as officers of TIP or other TIFF Investment Vehicles are not required to obtain advance approval of outside officer, director, or advisory positions. However, they are required to report such positions (see Exhibit D).

o Direct or indirect MATERIAL interests or investments in any broker-dealer or other supplier of goods or services to TAS or the TIFF Investment Vehicles from which one might materially benefit because of the relationship with TAS and TIP are prohibited; however, Covered IBT/VCS Employees and employees of IBT or VCS who also serve as officers of TIFF Investment Vehicles are not prohibited from investing in the securities issued by IBT or VCS.

o Generally, one is expected to handle personal finances, tax returns and investments in a prudent manner to avoid potential embarrassment to TAS or TIP.

o Covered Persons should not accept any substantial gift ($100 or more) or excessive entertainment from any dealer or broker, customer or vendor, or any person or company seeking favor or business with TAS or TIP without the prior approval of the appropriate CCO. Covered Persons may provide or accept a business entertainment event, such as a dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. This policy may be cited as the reason for refusing such gifts or entertainment. In addition, officers and employees should not give such substantial gifts or excessive entertainment to others, especially personnel of brokers and dealers without the prior approval of the appropriate CCO.

o All Covered Persons must disclose promptly in writing to the appropriate CCO any relationships that (a) cause themselves or their immediate family members to receive compensation of any kind from persons or organizations that TAS or a TIFF Investment Vehicle employ or that provide services substantially similar to those furnished by TAS or (b) could be construed potentially to affect a Covered Person's capacity to discharge their duties in an independent and objective manner.

Upon receipt of disclosures furnished pursuant to the preceding section, the TAS and TIP CCOs, as appropriate, shall take such actions as they deem necessary or appropriate under the circumstances.

V. PERSONAL TRADING AND REPORTING REQUIREMENTS (Applies Only to Access Persons)

All Access Persons are subject to the following procedures pertaining to personal trading of Reportable Securities for their own accounts or for accounts in which the Access Person has Beneficial Ownership.

PROCEDURES

PRE-APPROVAL REQUIRED FOR PURCHASES OF SECURITIES IN A LIMITED OFFERING OR AN INITIAL PUBLIC OFFERING

Access Persons must obtain prior written approval for the acquisition of Beneficial Ownership in any Reportable Security in an Initial Public Offering or Limited Offering. The Access Person may submit a request for approval that provides the proposed transaction date, name and description of the Reportable Security, number of shares or amount of transaction, transaction type (purchase or sell), and any additional information that is relevant to the transaction. TAS staff who make portfolio management decisions on behalf of the TIFF Investment Vehicles must also indicate whether the Reportable Security was made available to the TIFF Investment Vehicles and, if so, what decision TAS made regarding that Reportable Security. The Access Person must represent to the TAS CCO that the Reportable Security is not being offered to him or her with an expectation of favored treatment from TAS or the TIFF Investment Vehicles. See Exhibit C for a sample pre-approval form for Limited Offerings and IPOs.

GENERAL CRITERIA USED IN DETERMINING PRE-APPROVAL

The TAS CCO will respond as quickly as practicable to requests for pre-approval of transactions. Approval will be based on the determination that the transaction does not present, or can be structured to avoid, a material conflict of interest between the Access Person and TAS's Members and clients.

In considering whether there is a material conflict, the TAS CCO will consider, among other things, whether a TIFF Investment Vehicle is planning to invest in the Reportable Security, whether the investment opportunity was facilitated by the Access Person, and whether the investment opportunity is size-constrained.(2)

--------------------
(2) Because TIFF Investment Vehicles do not typically invest in Initial Public Offerings, these issues are most likely to arise in connection with Limited Offerings in hedge funds, and other private fund offerings in which a TIFF Investment Vehicle may seek to invest.

REPORTING REQUIREMENTS

All Access Persons are subject to the following procedures pertaining to reporting for accounts in which the Access Person has Beneficial Ownership of a Reportable Security.

o Each Access Person must disclose on a quarterly disclosure form (see Exhibit
  D) any PERSONAL securities transactions in Reportable Securities and new brokerage accounts (including accounts at banks that hold Reportable Securities). These reports are due 30 days following the end of the calendar quarter.

o Each Access Person must represent annually (see Exhibit B) that he or she has been in compliance with this Code of Ethics and also provide a current list of all personal holdings of Reportable Securities and brokerage accounts that is current as of a date no more than 45 days before the report is submitted.

o Within 10 calendar days of being covered by this Code, new Access Persons are required to provide a current list of all personal holdings of Reportable Securities and all brokerage accounts to establish a current record with TAS. The report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

EXEMPT TRANSACTIONS

The Code's reporting requirements do NOT apply to the following transactions:

o transactions over which the Access Person has no direct or indirect influence or control (e.g., corporate actions, dividend reinvestment plans, blind trusts, etc.) or in an account held by the employee which is managed on a discretionary basis by a person other than the Access Person and over which the Access Person does not influence or control the transactions;

o transactions that are not voluntary on the part of the Access Person (e.g., bond calls, stock splits, spin-offs);

o purchases of securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent that these rights were acquired from the issuer, and the sale of such rights;

o purchases that are part of an automatic investment plan; and

o other similar circumstances as determined by the TAS CCO.

VI. OBLIGATIONS OF TIP INDEPENDENT DIRECTORS

TIP Independent Directors are subject ONLY to the requirements set forth in this Section VI of the Code and are NOT subject to the other provisions of the Code.

MATERIAL NON-PUBLIC INFORMATION. To the extent that a TIP Independent Director should learn of any material non-public information, that director should conduct himself or herself in accordance with the terms of Section III of this Code.

CONDUCT OF TIP INDEPENDENT DIRECTORS.  A TIP Independent Director shall not:

o use any scheme to defraud TAS or the TIFF Investment Vehicles;

o do anything that would have the effect of defrauding or deceiving TAS or the TIFF Investment Vehicles;

o falsely state a material fact to TAS or the TIFF Investment Vehicles;

o omit to state a material fact to TAS or the TIFF Investment Vehicles if the fact is necessary to ensure that any statements are not misleading, in light of the circumstances; or

o engage in any manipulative practice with respect to TAS or the TIFF Investment Vehicles.

REPORTING REQUIREMENTS. If, during the 15-day period immediately before or after a transaction in a Reportable Security by a TIP Independent Director, that Director knows or, in the ordinary course of fulfilling his or her official duties as a director, should have known that a TIFF Investment Vehicle purchased or sold or considered purchasing or selling the same Reportable Security, the director shall be required to prepare and file with the TIP CCO a transaction report in accordance with Exhibit D of this Code.

VII. ADMINISTRATION AND RECORDKEEPING (Applies to All Covered Persons)

ADMINISTRATION

The TAS and TIP CCOs shall be responsible for administering this Code and shall take all steps necessary to implement the provisions of the Code, including the following:

o reviewing reports filed under the Code, determining whether required reports have been filed, and obtaining copies of any overdue reports that have not yet been filed;

o determining whether the conduct of a Covered Person has violated any provision of the Code and, after consultation with other members of management as necessary, deciding on the appropriate action to be taken to respond to violations; and

o preparing and providing annually to the directors of TAS and TIP a written report describing issues arising under this Code since the previous report to the directors, including information about material violations of this Code and remedial actions taken and sanctions imposed in response to those violations.

REPORTING OF VIOLATIONS

Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the TAS or TIP CCO. Access Persons may make these reports anonymously and no adverse action shall be taken against an Access Person making such a report in good faith.

RECORDKEEPING

The applicable CCO shall preserve in an easily accessible place for five years:

o this Code and any prior version;

o a list of persons who were required to make reports pursuant to this Code and any prior version;

o a copy of each report made pursuant to this Code;

o a record of any violation of this Code and any action taken thereon; and

o a record of any decision and, if applicable, the reasons supporting the decision, to approve the acquisition by an Access Person of IPO or Limited Offering securities under Section V of this Code.

The TAS CCO will maintain TAS employee trading records. The records will be accessible only to the individual, CCO(s), chief executive officer, president, general counsel and chief financial officer of TAS, and regulatory agencies. Records will be maintained for six years, the first two years in an easily accessible place.

                                   EXHIBIT A

                             CERTIFICATE OF RECEIPT

I, ______________________, certify that I have received and reviewed a copy of the Code of Ethics, as revised March 7, 2006 of TAS and TIP and that I understand its requirements and agree to be bound by its terms.


---------------------                               -------------------------
Date                                                Signature

                                   EXHIBIT B

                         ANNUAL COMPLIANCE CERTIFICATE

I, _________________________, certify that I have received and read a copy of the Code of Ethics of TAS and TIP and agree to be bound by the Code. I further certify that no breach of this Code involving me has occurred or is occurring and understand that any breach of the Code may be grounds for immediate dismissal for cause. I also certify that I have met the reporting requirements of the Code.





---------------------                               -------------------------
Date                                                Signature

                                   EXHIBIT C

                 PROPOSED TRANSACTIONS SUBJECT TO PRE-APPROVAL

Employee
                                            -----------------------------------

Security Name
                                            -----------------------------------

Security Description
                                            -----------------------------------

                                            -----------------------------------

Transaction Date
                                            -----------------------------------

Transaction Amount
                                            -----------------------------------

Transaction Type                            ___ Purchase      ___ Sale ___ Other

Offered to TAS                              ___ Yes  ___ No

Describe TAS'
Decision
                                            -----------------------------------

                                            -----------------------------------

Other Relevant Information
                                            -----------------------------------

                                            -----------------------------------

                                            -----------------------------------

Employee Signature
                                            -----------------------------------

Date Submitted
                                            -----------------------------------

TAS Approval
                                            -----------------------------------

Date Approved
                                            -----------------------------------

                                   EXHIBIT D

                       QUARTERLY SUMMARY OF TRANSACTIONS,
                   BROKERAGE ACCOUNTS, AND OUTSIDE ACTIVITIES


Access Person                                        Quarter Ending
              ---------------------                                 ------------

PERSONAL INVESTMENTS IN REPORTABLE SECURITIES (DOES NOT INCLUDE NON-TIP MUTUAL FUNDS)

Transaction       Purchase          Security                  Number             Price
Date              or Sale           Description               of Shares/         per Share        Broker/Bank
                                    (incl. CUSIP or Symbol)*  Principal Amount

------------     -----------      -------------------------   ------------------  ---------      ------------

------------     -----------      -------------------------   ------------------  ---------      ------------

------------     -----------      -------------------------   ------------------  ---------      ------------

* Include interest rate and maturity date, if applicable.

___ I did not engage in any purchases, sales, or other transactions during this quarter other than Exempt Transactions or transactions not involving Reportable Securities, each as defined in the Code.

LIMITED OFFERINGS AND IPO SECURITIES

___    I maintain no investments in Limited Offerings or IPOs.
___ I maintain only Limited Offering or IPO investments that were reported prior to this quarter.
___ I invested in the following Limited Offerings and IPOs during this quarter (prior approval required):

BROKERAGE ACCOUNTS

___ I established the following brokerage or bank accounts in which any securities are held for my beneficial ownership during the quarter:

Broker/Dealer/Bank Name             Account Number            Date Established

------------------------            -----------------         ------------------

------------------------            -----------------         ------------------

OUTSIDE BUSINESS ACTIVITIES

___ I am not engaged in any outside business activities that are required to be approved or reported under the Code.
___ I am a partner, officer or adviser to an entity other than TAS or TIP only to the extent such activities have been previously approved or, if approval is not required under the Code, have been previously reported or are reported below.

REPORT OF OUTSIDE OFFICER, DIRECTOR OR ADVISOR POSITIONS NOT PREVIOUSLY
REPORTED:

Name of Entity or Organization             Title             Date of Appointment




Access Persons Signature                                      Date
                         ---------------------------------         -----------
TAS Approval                                                  Date
                         ---------------------------------         -----------